Exhibit (d)(2)

SCHEDULE A

Dated October 8, 2026, to the
Investment Advisory Agreement dated June 23, 2026,
by and between KraneShares Trust and Krane Funds Advisors, LLC

Fund	Effective Date	Advisory Fee Rate
KraneShares Actuator ETF	Sept 23, 2026	0.99%
KraneShares Asia AI Technology ETF (formerly, KraneShares China AI and Technology ETF)	Aug 18, 2026	0.99%
KraneShares Bosera MSCI China A 50 Connect Index ETF	Sept 17, 2026	0.78%
KraneShares California Carbon Allowance Strategy ETF	June 23, 2026	0.78%
KraneShares China Alpha Index ETF	June 23, 2026	0.78%
KraneShares China Technology & Semiconductor STAR 50 Index ETF (formerly, KraneShares SSE STAR Market 50 Index ETF	Aug 6, 2026	0.88%
KraneShares CSI China Internet ETF	Sept 3, 2026	0.68%
KraneShares Dragon Capital Growth of Vietnam Index ETF (formerly, KraneShares Dragon Capital Vietnam Growth Index ETF)	June 23, 2026	0.78%
KraneShares Electric Vehicles and Future Mobility Index ETF	Sept 17, 2026	0.68%
KraneShares Global Carbon Strategy ETF	Sept 17, 2026	0.78%
KraneShares Global Humanoid Robotics and Physical AI Index ETF (formerly, KraneShares Global Humanoid and Embodied Intelligence Index ETF)	Sept 3, 2026	0.78%
KraneShares Hang Seng TECH Index ETF	Oct 1, 2026	0.68%
KraneShares Hedgeye Hedged Equity Index ETF	Aug 6, 2026	0.78%
KraneShares High-Bandwidth Memory ETF	*	0.68%
KraneShares InspereX Nasdaq Dynamic Buffered High Income Index ETF	June 23, 2026	0.78%
KraneShares KWEB Covered Call Strategy ETF	Sept 3, 2026	0.25%
KraneShares Man Buyout Beta Index ETF	June 23, 2026	0.88%
KraneShares Mount Lucas Managed Futures Index Strategy ETF	Sept 3, 2026	0.89%
KraneShares MSCI All China Health Care Index ETF	Sept 3, 2026	0.78%
KraneShares MSCI China Clean Technology Index ETF	Sept 3, 2026	0.78%
KraneShares MSCI Emerging Markets ex China Index ETF	Aug 6, 2026	0.58%
KraneShares MSCI One Belt One Road Index ETF	June 23, 2026	0.78%
KraneShares Photonic and Optical ETF (formerly, KraneShares Optical AI Infrastructure ETF)	July 14, 2026	0.99%
KraneShares Public-Private AI Energy Demand ETF	*	0.99%
KraneShares Public-Private Digital and Tokenized Finance ETF	*	0.99%
KraneShares Public-Private Space and Defense Tech ETF	*	0.99%
KraneShares Public-Private TPU and Next-Gen Computing ETF	*	0.99%
KraneShares Public-Private AI & Technology ETF (formerly, KraneShares Artificial Intelligence and Technology ETF)	Sept 17, 2026	0.99%
KraneShares Public-Private Emerging Markets Internet and Technology ETF (formerly, Emerging Markets Consumer Technology Index ETF)	Sept 3, 2026	0.78%
KraneShares Sustainable Ultra Short Duration Index ETF	June 23, 2026	0.29%
KraneShares Value Line® Dynamic Dividend Equity Index ETF	Aug 6, 2026	0.55%
KraneShares Wahed Alternative Income Index ETF	Sept 3, 2026	0.50%
KraneShares 90% KWEB Defined Outcome January 2027 ETF	Sept 17, 2026	0.25%
KraneShares 100% KWEB Defined Outcome January 2027 ETF	June 23, 2026	0.25%

*	Not effective as of the date of filing.

SCHEDULE B

Dated October 8, 2026, to the
Investment Advisory Agreement dated June 23, 2026,
by and between KraneShares Trust and Krane Funds Advisors, LLC

As compensation for services provided by the Adviser in connection with securities lending-related activities of each Fund covered by the Agreement, except KraneShares Wahed Alternative Income Index ETF, a lending Fund shall pay to the Adviser 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).